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EXHIBIT 10.31

TERMINATION AND SETTLEMENT AGREEMENT

        TenFold Corporation, a Delaware corporation ("TenFold"), Argenesis Corporation, a Delaware corporation ("Argenesis" and, together with TenFold, the "TenFold Parties") and Linedata Services, a corporation organized under the laws of France ("Linedata"), enter into this Termination and Settlement Agreement ("Settlement Agreement") in order to fully and finally settle and release all of the claims the parties have asserted or could have asserted relating to the TradeXpress Purchase Agreement dated as of March 15, 2001 among TenFold, Argenesis and Linedata ("TradeXpress Purchase Agreement") and certain other matters described herein. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the LongView Purchase Agreement dated as of March 15, 2001 between Argenesis and Linedata (the "LongView Purchase Agreement").

        1.    Termination of Agreements.    The (i) TradeXpress Purchase Agreement, (ii) Deposit Account, Escrow and Control Agreement, dated as of March 15, 2001, among Argenesis, Linedata and Zions First National Bank, as Deposit Agent (the "Deposit Agreement"), (iii) Pledge and Assignment Agreement, dated as of March     , 2001, between Argenesis and Linedata (the "Pledge Agreement"), and (iv) letter agreement, dated March 15, 2001, between Linedata and TenFold related to a proposed UA License (the "Letter Agreement") are hereby terminated.

        2.    Distribution of Deposit.    The aggregate amount (including interest income and investment earnings) held by the Deposit Agent under the Deposit Agreement shall be distributed 60% to TenFold and 40% to Linedata. Concurrent with the execution hereof, Linedata and Argenesis will execute joint written instructions in the form attached as Exhibit A hereto and deliver the same to the Deposit Agent.

        3.    Payments.

        3.1    Payments by Linedata.

          (a)    Uncollectible Buffer Payment.    The parties hereby agree that the amount of the uncollectible accounts as of the Closing Date (as provided for in Section 1.2(b) of the LongView Purchase Agreement) is $110,000 (the "Final Statement Amount"). Linedata will pay TenFold $208,000, the difference between the $318,000 Uncollectible Buffer and the Final Statement Amount.

          (b)  Linedata will pay TenFold $47,000 for outstanding invoices under the Transition Services Agreement, dated as of March 15, 2001, between TenFold and Linedata.

        3.2    Payments by TenFold.

          (a)  TenFold will pay Linedata the $200,000 retention bonus payment pursuant to Section 5.4 of the LongView Purchase Agreement.

          (b)  TenFold will reimburse Linedata $30,000 for the costs related to the preparation of 1999 and 2000 financial statements for LongView UK, Ltd.

        3.3    Method and Timing of Payments.    In the interest of convenience and to avoid an unnecessary number of wire transfers, the parties hereby agree to offset the $255,000 aggregate payment that Linedata agreed to make to TenFold in Section 3.1 of this Settlement Agreement with the $230,000 aggregate payment that TenFold agreed to make to Linedata in Section 3.2 of this Settlement Agreement. Accordingly, upon complete execution of this Settlement Agreement, Linedata shall pay to TenFold $25,000 in immediately available funds by wire transfer to TenFold's account described in Schedule 1 to Exhibit A hereto.

        4.    Amendment of LongView Purchase Agreement.

        4.1  The LongView Purchase Agreement is hereby amended as follows:

          (a)  Section 7.2 of the LongView Purchase Agreement is hereby amended to read in its entirety as follows:

    "From and after the Closing Date and subject to the provisions of this Article VII, Seller shall indemnify, defend and hold harmless Purchaser and its subsidiaries and their respective officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the "Purchaser Indemnitees"), from and against any and all actions, proceedings, costs, damages, claims, liabilities (absolute and contingent), fines, penalties, payments, costs and expenses (including reasonable counsel fees, interest, penalties and disbursements) (collectively, "Losses"), that may be asserted against or suffered or incurred by the Purchaser Indemnities arising out of, relating to any Claims made regarding Taxes or breaches of representations set forth in Sections 2.3(a), 2.11, 2.14(b)(ii), 2.14(b)(iv), 2.16(a) and 2.17 or breach of any warranty, covenant or agreement by Seller made in this Agreement or the Ancillary Agreements (exclusive of the TradeXpress Purchase Agreement, the Deposit Agreement, the Pledge Agreement and the Letter Agreement)."

          (b)  Section 7.3, Section 7.5 and Section 7.6 of the LongView Purchase Agreement are hereby deleted in their entirety. In addition, all references to "Section 7.3" in Section 7.4 of the LongView Purchase Agreement are hereby deleted.

          (c)  The second sentence of Section 4.6 is hereby amended to read in its entirety as follows:

    "Purchaser agrees that for a period of 24 months following the Closing Date, neither Purchaser nor any of Purchaser's Affiliates will directly or indirectly, without the prior written consent of Seller and TenFold, (a) induce or attempt to induce any employee or independent contractor of Seller or any of Seller's Affiliates to leave Seller or any of Seller's Affiliates, as the case may be, or (b) in any way interfere with the relationship between Seller and Seller's Affiliates and any of their respective current employees or independent contractors."

        5.    Non-Competition.    In consideration of the payment, releases and other consideration described herein, TenFold and Argenesis agree that for a period of 24 months following the Closing Date (as defined in the LongView Purchase Agreement), neither TenFold nor Argenesis, nor any of their respective Affiliates, will engage in the business of developing, designing, manufacturing or producing for TenFold, Argenesis, or any of their respective Affiliates a computer trade order management application or software business relating to the investment management industry.

        6.    Releases.    The TenFold Parties and Linedata hereby completely and irrevocably release and forever discharge each other of and from any and all past, present or future causes of action, claims, demands, expenses, damages or losses, of whatever kind or nature, known or unknown, asserted or unasserted, in law or equity, based in any way on facts occurring up to the point in time of execution of this Settlement Agreement, pertaining to (a) the TradeXpress Purchase Agreement, (b) the Deposit Agreement, (c) the Pledge Agreement, (d) the Letter Agreement and (e) indemnification under Article VII of the LongView Purchase Agreement, other than pursuant to Section 7.2 thereof as amended by Section 4.1(a) of this Settlement Agreement. Except as otherwise specifically provided in this Settlement Agreement, all other claims or rights under the LongView Purchase Agreement or otherwise are hereby preserved and shall remain in full force and effect and this Settlement Agreement shall not operate as a waiver thereof nor preclude any other or further exercise of any right of any of the parties thereunder.

        7.    Representations and Warranties.    Each of the parties hereto hereby represents and warrants to each other that: (a) they have consulted with their legal counsel about this Settlement Agreement;

(b) they are entering into this Settlement Agreement voluntarily and with an understanding that they are releasing certain claims against each other; (c) no other persons or entities have or have had any interest in the claims or defenses which are now being released; (d) they have not sold, transferred or assigned their claims or defenses to any other person or entity prior to executing this Settlement Agreement; (e) they are duly authorized to execute and deliver this Settlement Agreement and any other documents, agreements, or instruments to be delivered by such party hereunder; (f) this Settlement Agreement and any other documents, agreements or instruments delivered by such party hereunder are its legal, valid and binding obligation, enforceable in accordance with its terms; and (g) the execution and delivery of this Settlement Agreement and any other documents, agreements or instruments executed or delivered by such party pursuant hereto and the consummation of the transactions herein or therein contemplated does not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any material agreement or instrument or any provision of law, statute or regulation to which such party is bound.

        8.    Confidentiality.    The terms of this Settlement Agreement shall be treated in a totally confidential fashion by the parties and their counsel.

        9.    Amendments.    This Settlement Agreement shall not be amended or revised except in a writing signed by all parties.

        10.    Entire Agreement.    This Settlement Agreement contains the entire agreement of the parties regarding the settlement of their differences with respect to the matters described herein and supersedes any prior oral or written agreements or understandings between the parties.

        11.    No Admission.    The parties have agreed to enter into this Settlement Agreement in order to put to rest the uncertainty and expense of potential litigation. The parties acknowledge, following sufficient investigation by counsel, that this Settlement Agreement resolves doubtful and disputed claims, and that the settlement of such claims is not an admission of liability or responsibility by any party.

        12.    Successors.    This Settlement Agreement (including each of the rights and obligations set forth herein) shall be binding upon and inure to the benefit of the respective present or former, direct or indirect parents, subsidiaries, affiliates, agents, legal representatives, insurers, employees, officers, directors and shareholders of the undersigned. Additionally, any reference in this Settlement Agreement to the TenFold Parties and Linedata (as those terms are defined herein) shall be a reference to the present or former, direct or indirect parents, subsidiaries, affiliates, agents, legal representatives, insurers, employees, officers, directors and shareholders of those entities.

        13.    Governing Law.    This Settlement Agreement shall be interpreted and enforced according to the laws of the State of Delaware, without regard to conflict of law principles.

        14.    Costs.    Each of the parties will bear its own expenses incurred in connection with the negotiation, preparation and execution of this Settlement Agreement. If legal action is required to enforce any provision of this Settlement Agreement, the parties agree that the prevailing party in such litigation shall be entitled to recover attorneys' fees incurred in connection with such litigation.

        15.    Interpretation.    Each party has cooperated in the drafting and preparation of this Settlement Agreement, and it shall be construed according to the plain meaning of its language and not for or against any party.

        16.    Survival of Representations and Warranties.    All representations and warranties contained herein will survive the execution and delivery of this Settlement Agreement.

        17.    Severability.    In case any provision contained in this Settlement Agreement is invalid or unenforceable, the validity and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

        18.    Counterparts.    This Settlement Agreement may be executed in any number of counterparts, each of which so executed will be deemed to be an original; such counterparts will together constitute but one agreement.

TENFOLD CORPORATION
Date:	October 18, 2001	By:

Witness:		Name:	Jeffrey L. Walker
		Title:	Chairman
ARGENESIS CORPORATION
Date:	October 18, 2001	By:

Witness:		Name:	Jeffrey L. Walker
		Title:	Chairman
LINEDATA SERVICES
Date:	October 18, 2001	By:

Witness:		Name:
Title:

EXHIBIT A

October 17, 2001

Dave VanWagoner
Zions First National Bank
10 East South Temple #300
Salt Lake City, Utah 84111

Dear Mr. VanWagoner:

        Argenesis Corporation ("Argenesis") and Linedata Services ("Linedata") desire to terminate that certain Deposit Account, Escrow and Control Agreement dated as of March 15, 2001 (the "Agreement"), among Argenesis, Linedata and Zions First National Bank (the "Deposit Agent"), and hereby waive the $250,000 "Basket" and the $100,000 deductible requirements contained in Section 2 of the Agreement in order to allow a complete distribution of the "Deposit" (as defined in the Agreement) by the Deposit Agent. Linedata and Argenesis therefore jointly submit the following instructions to the Deposit Agent pursuant to Sections 2 and 4 of the Agreement:

  •
  Please distribute 60% of all funds contained in the Deposit (including any interest income and investment earnings) to Argenesis, and please distribute the remaining 40% of such funds to Linedata. Prior to making the distributions, please provide a statement to Argenesis and Linedata showing the total balance of the Deposit and the amount of each distribution.

  •
  The two distributions described above shall be made simultaneously by wire transfer pursuant to the instructions provided in Schedule 1 attached hereto within five business days of the date of this letter.

  •
  Section 8 of the Agreement provides that a waiver or modification of any term of the Agreement shall not be effective unless the waiver or modification is contained in a writing signed by all of the parties to the Agreement. Accordingly, please have the attached Acknowledgement signed by an authorized officer of the Deposit Agent and return an executed copy of the Acknowledgement via facsimile to Stephen L. Fluckiger at (214) 969-5100 and to Argenesis at (801) 619-8204, Attention: General Counsel.

  •
  The Agreement shall terminate upon the distribution of the funds by the Deposit Agent.

        Thank you in advance for your assistance. If you have any questions, please call Mr. Fluckiger at (214) 969-3702.

Very truly yours,
ARGENESIS CORPORATION		LINEDATA SERVICES
By:		By:

Name:	Jeffrey L. Walker	Name:

Title:	Chairman	Title:

ACKNOWLEDGMENT

        The undersigned acknowledges and agrees to the terms, the instructions and the waiver of the terms of the Agreement set forth above.

ZIONS FIRST NATIONAL BANK
By:

Name:

Title:

2

Schedule 1

3

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TERMINATION AND SETTLEMENT AGREEMENT